EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS FIRST PROFITABLE FOURTH QUARTER

AND RECORD EARNINGS FOR YEAR FEBRUARY 28, 2005

>>> Income increases 76% over previous year <<<

Houston, TX—May 26, 2005. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record net income and sales for the fiscal year and fourth fiscal quarter ended February 28, 2005. For the first time in the Company’s history, it reported a profitable fourth fiscal quarter, a quarter in which the Company has historically incurred losses because weather conditions at that time of the year result in relatively low business activity.

Net income for the fiscal year ended February 28, 2005 rose 76% to $4,211,000, or $0.38 per diluted share, compared to $2,395,000, or $0.22 per diluted share, for the fiscal year ended February 29, 2004. The increase in income for fiscal 2004 to fiscal 2005 was attributable to improved operating results at all of the Company’s business units, driven by strong sales growth and gross margin enhancement.

Sales for fiscal 2005 were $199.6 million, compared with sales of $174.4 million in fiscal 2004, an increase of 14%. Same-store sales increased 12% in fiscal 2005, led by the business unit based in Florida, where a strong construction economy boosted sales. For calendar 2004, the Company recorded a 14% increase in same-store sales, compared to a 9% increase in industry-wide product shipments based on data compiled by a leading industry trade association. Gross margin percentage on sales increased to 23.4% in fiscal 2005 from 22.1% in fiscal 2004, as increased availability of working capital enabled the Company to take advantage of opportunities to improve purchasing and payment terms with suppliers, and the Company maintained its customer pricing disciplines to pass through increases in the cost of products manufactured from certain commodity raw materials.

In the fourth fiscal quarter ended February 28, 2005, the Company earned net income of $399,000, or $.04 per diluted share, compared to $8,000, or $0.00 per diluted share, in the prior year fourth quarter. Sales for the fourth quarter of fiscal 2005 increased 11% to $42.6 million, from $38.3 million in the fourth quarter of fiscal 2004.

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ACR Group, Inc.	NEWS RELEASE

May 26, 2005

Commenting on the Company’s year-end and fourth quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “For the second consecutive year, our improvement in financial performance was very impressive. Sales, gross margin and net income all improved markedly as most of our business units gained market share. Our Florida and California operations sustained the growth momentum they generated in fiscal 2004 and managed their growth very profitably. Strong economies in these two market areas continue to make them our best prospects for organic growth. We also regained sales momentum in Colorado and Georgia, as favorable summer weather helped boost aftermarket sales. We are most pleased, however, with the significant improvement in our gross margin percentage. To improve gross margin by over a full percent in a single year is actually a remarkable achievement. Our operating managers have worked diligently not only to rationalize customer pricing, but also to utilize preferred vendor arrangements and improve inventory management. Importantly, we believe we can maintain these initiatives and generate continuous improvement.”

The Company also announced that it has begun distributing the Haier brand of HVAC equipment in substantially all of its market areas and has discontinued selling the Goodman brand of equipment at its business units based in Georgia and Colorado. The Company will initially be the sole distributor of Haier equipment in each of its market areas, whereas in the areas where the Company previously sold Goodman equipment, it was one of several distributors that sold the same branded product.

On the change in equipment suppliers, Mr. Trevino remarked, “Haier is a $12 billion leading global manufacturer of consumer appliances and HVAC industry products. We are proud to be chosen to help introduce their products to the HVAC market in the U.S. The Haier brand name is recognized globally, and they have invested millions of dollars in the development of product lines specifically designed for our markets. We believe that consumers in the U.S. will quickly appreciate the high quality of the products as well as the value proposition that the Haier brand represents. As with most transitions of HVAC equipment brands, there are initial dislocations, and this is no exception. In particular, our Georgia business unit has experienced a significant decline in equipment sales at the beginning of fiscal 2006, as operating management worked to get the right inventory mix at each location and to educate customers about the benefits of the Haier product line. We are likely to continue to experience some attrition in sales at that business unit for the entire fiscal year, although we certainly expect to regain some momentum during the summer selling season. This dislocation will adversely affect consolidated earnings for the first quarter of fiscal 2006, and perhaps later quarters, but we believe that the availability of this product line across our entire Company provides a very attractive long-term growth opportunity. Such opportunities are difficult to find in the HVAC industry, where there are many distributors and few differentiated products.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 48 branch locations that are organized into five business units covering nine states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc.	NEWS RELEASE

May 26, 2005

ACR GROUP, INC.

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Quarter Ended		Year Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004
Sales	$42,631	$38,307	$199,553	$174,353
Cost of sales	31,843	29,531	152,908	135,795

Gross profit	10,788	8,776	46,645	38,558

Selling, general and administrative expenses	9,749	8,416	38,402	33,124
Depreciation and amortization	213	238	913	982

Operating income	826	122	7,330	4,452

Interest expense	273	277	1,060	1,082
Interest derivative loss	69	60	50	101
Other non-operating income	(145)	(125)	(579)	(490)

Income before income taxes	629	(90)	6,799	3,759

Provision (benefit) for income taxes	230	(98)	2,588	1,364

Net income	$399	$8	$4,211	$2,395

Earnings per share:
Basic	$.04	$.00	$.39	$.22

Diluted	$.04	$.00	$.38	$.22

Average outstanding shares:
Basic	10,716	10,681	10,696	10,681

Diluted	11,226	10,681	11,028	10,681